BORGWARNER TURBO SYSTEMS CONTINUES SHIPMENTS
UNDER AGREEMENT WITH  HONEYWELL

Chicago, Illinois, July 29, 2002 -- In order to continue uninterrupted service to its customer, BorgWarner Turbo Systems has agreed to pay Honeywell $25 million so that Turbo Systems can continue to make and ship disputed passenger car turbochargers through June of 2003.

     BorgWarner expects to absorb the cost and has not altered its earnings per share guidance of $5.50 for 2002. Sales under this agreement are estimated at approximately 9% of BorgWarner Turbo Systems sales (including sales through June of 2003).

     The agreement suspends a July preliminary injunction that limited shipments, and covers penalties and damages related to an infringement action decided in February. BorgWarner Turbo Systems is appealing the July action. The company reiterated its belief that its current production designs do not violate Honeywell patents and are not covered by their lawsuit. The company is pursuing all available legal means to resolve the situation. A hearing on the turbocharger model currently in dispute is still scheduled for December.

     BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 50 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Caterpillar, Navistar International, PSA and VW Group. The Internet
address for BorgWarner is: http://www.bwauto.com.   For further information
contact BorgWarner Corporate Communications at 312-322-8500.
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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2001.